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[Logo of Mellon]


                                                                    EXHIBIT 99.1
                                                              News Release

 Contact:   Media                Analysts
            -----                --------
            Stephen K. Dishart   Donald J. MacLeod     Corporate Affairs
            (412) 234-0850       (412) 234-5601        One Mellon Bank Center
                                                       Pittsburgh, PA 15258-0001
________________________________________________________________________________

FOR IMMEDIATE RELEASE

          MELLON LAUNCHES "SHARESUCCESS" EMPLOYEE STOCK OPTION PROGRAM --Approximately 22,000 employees worldwide to have greater equity stake in
                               Mellon's future--

PITTSBURGH, June 21, 1999--Demonstrating its commitment to building shareholder value and being the employer of choice, Mellon Bank Corporation today announced a broad-based employee stock option program designed to expand ownership of Mellon stock more broadly throughout the Corporation, align the interests of Mellon's employees and shareholders, and promote an even more customer-focused work environment.

     Through the program, called "ShareSuccess," eligible employees will be granted options to purchase up to 450 shares of Mellon common stock over the next three years. Approximately 22,000 full-time and part-time employees worldwide are enrolled in the program, which is effective immediately.

     "ShareSuccess is a key part of our efforts to be the best performing financial services company because it enables our employees to be rewarded for building Mellon's future and creating value for our shareholders," said Martin
G. McGuinn, Mellon chairman and chief executive officer. "A motivated and determined work force is important to any company's success, especially in a business as customer-focused as ours. This program will foster a sense of ownership among employees and better align their interests with those of our shareholders. That means we'll be constantly focused on meeting customers' needs and eliminating any barriers to getting our jobs done in the most efficient and effective way."

     All full-time and part-time employees as of June 15, 1999, who receive Mellon benefits participate in the ShareSuccess program, unless they are key managers currently participating in another existing Mellon stock option plan or are part of Mellon's previously announced divestitures.

                                   --more--

                                    [LOGO of Mellon]

[LOGO of Dreyfus]                                  [LOGO of The Boston Company]

  The Dreyfus Corporation and The Boston Company are companies of Mellon Bank
                                  Corporation.
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Mellon Launches ShareSuccess Program
June 21, 1999
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     The program contemplates three separate grants starting immediately and continuing in 2000 and 2001. Each year, eligible full-time employees would receive options to purchase 150 shares of Mellon common stock, while eligible part-time employees would receive options to purchase 75 shares. ShareSuccess options for 1999 can be exercised for Mellon common stock beginning one year after their grant date and once Mellon's stock has reached or exceeded a target share price for 10 consecutive business days.

     "The program is structured to reward employees who remain with Mellon and continue to create value for our shareholders," McGuinn said. "If we all recommit to our job every day and constantly look for ways to make a difference to our customers, the benefits will be reflected over the long-term in the performance of our stock. That's what ShareSuccess is all about."

          A broad-based financial services company with a bank at its core, Mellon Bank Corporation ranks among the nation's largest financial services companies in market capitalization. With more than $2.3 trillion in assets under management, administration or custody, including more than $400 billion under management, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund companies, The Dreyfus Corporation and Founders Asset Management in the United States, and Newton Management Limited in the United Kingdom, place Mellon as one of the world's leading managers of mutual funds. Mellon also is a global leader in benefits consulting through its Buck Consultants, Inc., subsidiary in New York. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A.

          Press releases and other information about Mellon Bank Corporation and its products and services are available at www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.
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